UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported):  January 15, 2018

THE CHEFS’ WAREHOUSE, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other Jurisdiction of Incorporation)	001-35249 (Commission File Number)	20-3031526 (IRS Employer Identification No.)

100 East Ridge Road Ridgefield, Connecticut (Address of Principal Executive Offices)	06877 (Zip Code)

Registrant’s Telephone Number, Including Area Code:  (203) 894-1345
Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01          Entry into a Material Definitive Agreement.
On January 15, 2018, The Chefs’ Warehouse, Inc., a Delaware corporation (the “Company”), entered into an agreement (the “Cooperation Agreement”) with Legion Partners, L.P. I, Legion Partners, L.P. II, Legion Partners Special Opportunities, L.P. VII, Legion Partners, LLC, Legion Partners Asset Management, LLC, Legion Partners Holdings, LLC, Christopher S. Kiper, and Raymond White (collectively, the “Investor Group” and each individually, an “Investor”).  As of the date of the Cooperation Agreement, the Investor Group has represented to the Company that it is deemed to beneficially own shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), totaling, in the aggregate, 1,704,239 shares or approximately 6.0% of the Common Stock outstanding as of January 15, 2018.
The Cooperation Agreement provides, among other things, that the size of the Board of Directors of the Company (the “Board”) will be increased from ten to twelve members and that Ms. Christina Carroll and Mr. David E. Schreibman (or their replacements, collectively, the “New Directors”) will be appointed to the Board on or prior to February 18, 2018 and will be nominated as a candidate for reelection to the Board at the Company’s 2018 and 2019 annual meetings of stockholders.  The Cooperation Agreement also provides that Mr. Schreibman or his replacement will be appointed to the Compensation and Human Capital Committee of the Board, Ms. Carroll or her replacement will be appointed to the Audit Committee of the Board, and one of the New Directors will be appointed to the Nominating and Corporate Governance Committee of the Board.  In addition, pursuant to the Cooperation Agreement, the size of the Board will be reduced from twelve to eleven members immediately following the Company’s 2018 annual meeting of stockholders and from eleven to ten members immediately following the Company’s 2019 annual meeting of stockholders (and the Board will not be increased to more than ten members through the expiration of the Standstill Period (as defined below)).
Under the terms of the Cooperation Agreement, the Investor Group has agreed to certain standstill provisions with respect to the Investor Group’s actions with regard to the Company and the Common Stock for the duration of the Standstill Period which is defined in the Cooperation Agreement as the period commencing on the date of the Cooperation Agreement and ending ten calendar days prior to the expiration of the advance notice period for the submission by stockholders of director nominations for consideration at the Company’s 2020 annual meeting of stockholders (as set forth in the advance notice provisions of the Company’s Restated Bylaws).  The Company and the Investor Group have also agreed to mutual non-disparagement provisions.
In addition, pursuant to the Cooperation Agreement, the Investor Group has agreed that at each annual and special meeting of stockholders held prior to the expiration of the Standstill Period, the Investor Group will cause all shares of Common Stock beneficially owned by each Investor and their affiliates to be counted as present for purposes of establishing a quorum and to be voted in favor of (i) each of the directors nominated by the Board and recommended by the Board in the election of directors (and not in favor of any other nominees to serve on the Board), and (ii) except with respect to certain extraordinary matters, each of the stockholder proposals listed on the Company’s proxy card or voting instruction form as identified in the Company’s proxy statement in accordance with the Board’s recommendations.  In addition, except with respect to certain extraordinary matters, the Investor Group has agreed not to execute any proxy card or related voting instruction form other than the proxy card and related voting instruction form being solicited by or on behalf of the Board.  In the event that Institutional Shareholders Services or Glass Lewis & Co., LLC recommends otherwise with respect to any proposal (other than the election of directors), each of the Investors will have the right to vote “Abstain” with respect to such proposal.
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Under the terms of the Cooperation Agreement, the Company has also agreed to reimburse the Investor Group for its reasonable documented out-of-pocket third party expenses, including legal fees and expenses, as actually incurred in connection with the filing of a Schedule 13D amendment in connection with the Cooperation Agreement and the negotiation and execution of the Cooperation Agreement in an amount not to exceed $20,000.00.
The foregoing description of the Cooperation Agreement is qualified in its entirely by reference to the full text of the Cooperation Agreement, which is filed herewith as Exhibit 10.1 and incorporated herein by reference.
Item 7.01          Regulation FD Disclosure.
A copy of the press release issued by the Company on January 16, 2018 announcing the execution of the Cooperation Agreement is attached hereto as Exhibit 99.1.
The information in this Item 7.01 of this Form 8-K shall not be deemed “filed” for purposes of Section 18 of the Exchange Act or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such a filing.
Item 9.01          Financial Statements and Exhibits.
(d) Exhibits.
10.1
Cooperation Agreement dated January 15, 2018, among The Chefs’ Warehouse, Inc., Legion Partners, L.P. I, Legion Partners, L.P. II, Legion Partners Special Opportunities, L.P. VII, Legion Partners, LLC, Legion Partners Asset Management, LLC, Legion Partners Holdings, LLC, Christopher S. Kiper, and Raymond White.

99.1	The Chefs’ Warehouse, Inc. Press Release, issued January 16, 2018, announcing the entry into the Cooperation Agreement.

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SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

THE CHEFS’ WAREHOUSE, INC.

By:	/s/ Alexandros Aldous
	Name:	Alexandros Aldous
	Title:	General Counsel, Corporate Secretary & Chief Government Relations Officer

Date: January 16, 2018

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